Exhibit 99.1

NAPCO Announces First Quarter Fiscal 2021 Results

- Record-Breaking Revenues and Gross Margin for Recurring Service Revenues -

- Adjusted EBITDA* up 115% Compared to the 4th Quarter of Fiscal 2020 -

AMITYVILLE, N.Y., Nov. 2, 2020 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the world's leading manufacturers and service providers of high-tech electronic security devices as well as a leading provider of school safety solutions, today announced financial results for its first fiscal quarter ended September 30, 2020.

Financial Highlights:

•	First Quarter recurring service revenue, gross margin, net income and adjusted EBITDA* exceeded analysts' expectations.
•	The COVID-19 pandemic has presented challenges for security equipment professionals to obtain access to both commercial and residential installation sites. The Company believes this access issue is an industry-wide trend related to COVID-19 and not reflective of the loss of any market share specific to the Company or any long-term negative reflection of the post-pandemic vibrancy of the security industry as a whole. We believe that the COVID-19 pandemic negatively impacted equipment sales, which was the principal reason for the decline in total revenue.
•	Net sales for the quarter was $23.2 million as compared to $23.0 million in the 4th quarter of fiscal 2020, and $26.3 million for the same period last year.
•	Recurring service revenue for the quarter increased 36% to $7.3 million as compared to $5.4 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $29.7 million based on September 2020 recurring revenues.
•	Gross Margin for recurring service revenue for the quarter was 84% as compared to 79% for the same period last year.
•	Net income for the quarter was $2.3 million, as compared to net income (before one-time charges) of $1.5 million in the 4th quarter of fiscal 2020 and net income of $3.2 million for the same period a year ago. Earnings per share (diluted) for the quarter was $0.13 as compared to earnings per share (before one-time charges) of $0.08 in the 4th quarter of fiscal 2020 and earnings per share of $0.17 for the same period a year ago.
•	Adjusted EBITDA* for the quarter was $3.2 million as compared to $1.5 million in the 4th quarter of fiscal 2020, representing an increase of 115%, and $4.0 million for the same period a year ago. Adjusted EBITDA* earnings per share for the quarter was $0.17 as compared to $0.08 in the 4th quarter of fiscal 2020 and $0.22 for the same period a year ago.
•	Cash and cash equivalents were $21.9 million at September 30, 2020 as compared to $18.2 million at June 30, 2020.
•	Cash Provided by Operating Activities increased 29% to $3.8 million as compares to $2.9 million for the same period last year.

Richard Soloway, Chairman and President, commented, "Despite the ongoing COVID-19 pandemic, I am pleased to report that because of our efforts and a strong business model, we have generated significantly improved results compared to the fourth quarter of fiscal 2020. Our recurring service revenues have remained strong, achieving 36% growth for the first quarter as compared to the same period a year ago and now have a prospective annual run rate of $29.7 million based on September 2020 recurring revenues. Gross margin for recurring service revenue also continued to be very strong, increasing to 84% for the quarter. The robust growth in recurring service revenue and the associated gross margin is primarily attributable to the fire alarm business, which has not been significantly affected by COVID-19. The fire alarm business is a "mandated business" which means, to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas that we focus our resources on.

As the communication paradigm continues to "sunset" away from legacy copper and 3G infrastructure, it creates a significant opportunity for our proprietary Starlink radios and alarm systems for fire and burglary to generate additional, steady streams of recurring service revenue growth.

Before COVID-19, we had 23 consecutive quarters of sales growth. When COVID-19 hit, many dealers experienced limited or no access to buildings and homes to perform commercial or residential security installations. We sell our products primarily through distribution to dealers and we are seeing improved sell-through statistics from several of our largest distributors. Increased sell-through of our products from our distributors to the alarm and locking dealers during the quarter as compared to the previous quarter indicates that security equipment professionals are getting increased access to both commercial and residential installation sites.

Expanding our fully integrated technologies into the education market remains another top priority. The COVID-19 pandemic caused some delay in spending at certain K-12 schools, colleges, and universities. While we have seen postponements of planned security upgrades, we have not seen a significant number of cancellations. On the positive side, it has also presented extended windows for system installations due to the absence of students and teachers. As a result, we are seeing encouraging levels of quotation activity.

As previously mentioned, by the end of the calendar year we plan to introduce access control and locking products with recurring service revenue. Known as Air Access®, our new cellular, cloud-hosted access control product line will allow access control integrators and locking professionals to build a recurring revenue business for themselves, just like our burglar and fire alarm dealers do. As a result, our Company will be generating recurring service revenue from each of our divisions: alarms & connectivity, locking and access control."

Mr. Soloway concluded, "We continue to execute in several key areas: (a) driving sales growth in recurring service revenue while increasing gross margins, (b) investing in exciting new technologies that will expand our recurring service revenue into all segments of the Company, (c) strengthening our balance sheet, which now shows $22 million in Cash, (d) tightly managing our costs and (e) increasing Cash from Operations, which increased 29% to $3.8 million vs. last year's Q1. Despite challenges posed by COVID-19, we remain highly focused on the successful execution of each of these areas and we are confident that these strategies will enable us to deliver strong financial performance in the future."

Financial Results

Net sales for the three months ended September 30, 2020 decreased 12% to $23.2 million, as compared to $26.3 million for the same period one year ago. Research and development costs for the quarter were $1.9 million as compared to $1.7 million for the same quarter a year ago and were 8% of sales and 7% of sales for the quarters ended September 30, 2020 and 2019, respectively. Selling, general and administrative expenses for the quarter remained relatively constant at $6.1 million, or 27% of sales, as compared to $6.2 million, or 23% of sales for the same period last year. Operating income for the three months ended September 30, 2020 was $2.7 million as compared to $3.6 million for the same period a year ago. Net income for the three months ended September 30, 2020 decreased to $2.3 million, or $0.13 per diluted share, as compared to $3.2 million, or $0.17 per share, for the same quarter last year.

Adjusted EBITDA* for the three months ended September 30, 2020 was $3.2 million, or $0.17 per diluted share, as compared to $4.0 million, or $0.22 per diluted share for the same period last year.

Balance Sheet Summary

At September 30, 2020, the Company had $21.9 million in cash and cash equivalents as compared to $18.2 million as of June 30, 2020. Working capital (defined as current assets less current liabilities) was $62.7 million at September 30, 2020 as compared with working capital of $61.0 million at June 30, 2020. Current ratio (defined as current assets divided by current liabilities) was 5.5:1 at September 30, 2020 and 4.5:1 at June 30, 2020.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 2, 2020. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 2, 2020 and ending on November 9, 2020 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13712620.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the world's leading manufacturers and service providers of high-tech electronic security devices as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies.  Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies.  The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020 (unaudited)	June 30, 2020
CURRENT ASSETS	(in thousands, except share data)
Cash and cash equivalents	$21,870	$18,248
Accounts receivable, net of allowance for doubtful accounts of $326 at September 30, 2020 and June 30, 2020 and other reserves	19,206	22,932
Inventories, net	33,528	35,231
Prepaid expenses and other current assets	1,945	2,049
Total Current Assets	76,549	78,460
Inventories - non-current, net	8,915	6,524
Property, plant and equipment, net	7,914	8,088
Intangible assets, net	5,010	5,116
Operating lease asset	7,390	7,395
Other assets	250	255
TOTAL ASSETS	$106,028	$105,838
CURRENT LIABILITIES
Accounts payable	$5,094	$6,547
Accrued expenses	4,672	5,744
Accrued salaries and wages	2,794	2,181
Current portion of long-term debt	434	1,794
Accrued income taxes	861	1,148
Total Current Liabilities	13,855	17,414
Long-term debt	3,470	2,110
Deferred income taxes	22	112
Accrued income taxes	1,250	1,188
Long term operating lease liabilities	7,107	7,113
Total Liabilities	25,704	27,937
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,241,066 shares issued; and 18,347,351 shares outstanding	212	212
Additional paid-in capital	17,870	17,766
Retained earnings	81,763	79,444
Less: Treasury Stock, at cost (2,749,310 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS' EQUITY	80,324	77,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,028	$105,838

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended September 30,
	2020	2019
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$15,898	$20,921
Service revenues	7,275	5,364
	23,173	26,285
Cost of sales:
Equipment related expenses	11,307	13,638
Service related expenses	1,174	1,129
	12,481	14,767

Gross Profit	10,692	11,518
Research and development	1,889	1,749
Selling, general, and administrative expenses	6,149	6,160
	8,038	7,909
Operating Income	2,654	3,609
Other expense:
Interest expense, net	6	7
Income before Provision for Income Taxes	2,648	3,602
Provision for Income Taxes	329	369
Net Income	$2,319	$3,233

Income per share:
Basic	$0.13	$0.17
Diluted	$0.13	$0.17

Weighted average number of shares outstanding:
Basic	18,347,000	18,478,000
Diluted	18,392,000	18,536,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months ended September 30,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,319	$3,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	427	364
Deferred income taxes	(90)	188
Stock based compensation expense	104	17
Changes in operating assets and liabilities:
Accounts receivable	3,726	1,240
Inventories	(688)	(2,402)
Prepaid expenses and other current assets	104	(137)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(2,137)	424
Net Cash Provided by Operating Activities	3,765	2,927
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(143)	(181)
Net Cash Used in Investing Activities	(143)	(181)
Net Change in Cash and Cash Equivalents	3,622	2,746
CASH AND CASH EQUIVALENTS - Beginning	18,248	8,028
CASH AND CASH EQUIVALENTS - Ending	$21,870	$10,774
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$6	$13
Income taxes paid	$643	$735

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended September 30,
	2020	2019
Net (loss) income (GAAP)	$2,319	$3,233
Add back (benefit) provision for income taxes	329	369
Add back interest and other expense	6	7
Operating (Loss) Income (GAAP)	2,654	3,609
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	106	66
Add back stock-based compensation expense	104	17
Adjusted non-GAAP operating income	2,864	3,692
Add back depreciation and other amortization	321	298
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,185	$3,990

Adjusted EBITDA* per Diluted Share	$0.17	$0.22
Weighted average number of Diluted Shares outstanding	18,392,000	18,536,000

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com